Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of [●] by and between [●] (“Executive”) and CBL & Associates Management, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”).  Executive is employed by CBL & Associates Management, Inc. which is an affiliate of CBL & Associates Properties, Inc., a Delaware corporation (“CBL/REIT”), and, as such, references herein to the “Company”, where the context requires, will include the CBL/REIT.

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement, for the period set forth in this Agreement.  Executive’s employment with the Company pursuant to this Agreement shall commence on [●] (the “Effective Date”) and shall continue until the third (3rd) anniversary of the Effective Date unless this Agreement is renewed pursuant to Section 8 below or until terminated in accordance with and pursuant to Section 8 below. The initial 3-year term and any renewal term as set forth in Section 8 below is hereinafter referred to as the “Term”.

2.Employment Duties.  Executive shall have the title of [●] of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time.  Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company.

3.Base Salary.  During the Term, the Company shall pay Executive a base salary at an annual amount of $[●] payable in accordance with the Company’s normal payroll practices.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary may be increased in the discretion of the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) (and in the absence of such Compensation Committee, by the Board), but shall not be decreased by an amount greater than five percent (5%), during the Term.

4.Annual Bonus.  With respect to each fiscal year of the Company commencing for the 2021 fiscal year of the Company and continuing for each subsequent fiscal year of the Company thereafter during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) in an amount established by the Compensation Committee which may include all or a portion of such amount being determined based upon the achievement of performance targets established by the Compensation Committee in its discretion.  The Annual

Bonus, if any, shall be paid at the same time annual bonuses are paid to other senior executives of the Company generally or as otherwise determined by the Compensation Committee but in no event later than ninety (90) days following the end of the fiscal year in which the Annual Bonus was earned, and shall be subject to Executive being employed by the Company on the date such Annual Bonus is earned.

5.KERP.  The Company has adopted a Key Employee Retention Program (“KERP”) which is intended to incentivize employees to remain employed by the Company for a defined period of time.  The KERP is not set out in or evidenced by a written program document or instrument, but, rather, is provided to certain employees of the Company in the form of bonus retention agreements between the Company and those certain employees.   Executive shall be provided a bonus retention agreement in the form set forth on Exhibit A attached hereto (the “Bonus Retention Agreement”) that will entitle Executive to a retention bonus amount (the “Retention Bonus”) as specified in the Bonus Retention Agreement. In the event the Company does not pay Executive the Retention Bonus in accordance with the terms of the Bonus Retention Agreement, the Company agrees to pay liquidated damages to Executive in an amount equal to the Retention Bonus.

6.MIP.  The Company has adopted or will adopt a management incentive program (“MIP”) in which Executive is or will be a participant.  Executive’s entitlement to participate and/or receive benefits from the MIP will be subject to the terms and provisions of the MIP and are separate and distinct from Executive’s rights under this Agreement.

7.Employee Benefits. Executive shall be entitled to participate in the employee benefit plans offered by the Company to its employees generally (collectively, “Benefit Plans”), consistent with the terms of the applicable Benefit Plan. The Company reserves the right to amend or cancel any Benefit Plan in accordance with its terms. Executive shall be entitled to annual paid time off (“PTO”) in accordance with the Company’s PTO policies as in effect from time to time.   Executive (or Executive’s spouse/family, if Executive’s employment is terminated due to Executive’s death and Executive’s spouse/family was participating in the Company’s health insurance program at that time) shall be entitled to continue, at the Company’s expense for a period of eighteen (18) calendar months [24 MONTHS FOR CEO] following the month in which the date of termination of Executive’s employment occurs, to participate in and receive benefits and coverage under the Company’s Benefit Plans that provide health insurance to Company employees, with Executive being entitled to the levels of benefits and coverages that were in place for the Executive (and the Executive’s spouse/family if applicable) as of the date of termination of employment.  Notwithstanding any provision of this Section 7 to the contrary, if, upon Executive’s termination of employment, Executive (or Executive’s spouse if Executive’s employment is terminated due to Executive’s death) is entitled to participate in the Company’s Tier I Legacy Retiree Program, Tier II Legacy Retiree Program or Tier III – Post 65 Retiree Program (collectively, the “Legacy Retiree Programs”) and such Legacy Retiree Programs provide for Company-provided health insurance for a period of time in excess of the 18-month [24-MONTH FOR CEO] period referenced above, Executive and/or Executive’s spouse shall be entitled to participate in the applicable Legacy Retiree Program for such longer period as set forth in the applicable Legacy Retiree Program.

8.Termination of Employment.  Executive’s employment hereunder may be terminated as follows:

(a)Automatically in the event of the death of Executive;

(b)At the option of the Company, by written notice to Executive or Executive’s personal representative, in the event of the Disability of Executive. “Disability” shall mean Executive’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.  Executive acknowledges and agrees that the determination of disability shall be within the sole, absolute and exclusive discretion of the Company;

(c)At the option of the Company for Cause, by delivering written notice to Executive. For purposes of this Agreement, “Cause” shall mean (i) any act of fraud or willful malfeasance committed by Executive; (ii) Executive’s willful engagement in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise if, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the alleged conduct and providing direction and a reasonable opportunity for Executive to address and/or cure any such alleged conduct, Executive then intentionally fails to address or exert reasonable efforts to cure such alleged conduct within ninety (90) days following Executive’s receipt of such written notice; (iii) Executive’s willful failure to perform Executive’s material duties under this Agreement if, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the duties Executive has failed to perform and providing direction and a reasonable opportunity for Executive to address and/or cure any such alleged failures, Executive then intentionally fails to address or exert reasonable efforts to cure alleged failures within ninety (90) days following Executive’s receipt of such written notice; (iv) Executive’s  conviction of, or a plea of guilty or no contest to, any criminal offence involving fraud, misappropriation or moral turpitude; or (v) Executive’s willful engagement in conduct in violation of the Company’s policies and procedures including, but not limited to, the Company’s Third Amended and Restated Code of Business Conduct and Ethics dated August 9, 2018, as may be further amended;

(d)At the option of the Company at any time without Cause, by delivering written notice to Executive;

(e)At the option of Executive, upon thirty (30) days prior written notice to the Company (which the Company may, in its sole discretion, make effective on the date of its receipt of such written notice or at any time within such 30-day period);

(f)At the option of the Executive or the Company upon a Change of Control of the Company.  As used in this Agreement, a “Change of Control” shall have the meaning ascribed to such term in the MIP; or

(g)Upon the expiration of the Term of this Agreement, provided, however, if Executive’s employment is not terminated on or before the termination of the initial 3-year term hereof, this Agreement shall then automatically renew for successive 1-year terms until terminated pursuant to this Section 8.  Either Executive or the Company (or both) may elect not to renew this Agreement at the end of the initial 3-year term by giving the other a written notice of non-renewal at least one-hundred and twenty (120) days prior to the end of the initial 3-year term.  Either Executive or the Company (or both) may elect not to renew this Agreement at the end of any subsequent 1-year renewal term by giving the other a written notice of non-renewal at least one-hundred and twenty (120) days prior to the end of the respective 1-year renewal term.

9.Payments Upon Termination of Employment.

(a)Termination by the Company Without Cause.  If Executive’s employment is terminated at any time by the Company without Cause or on a Change of Control, Executive shall be entitled to:

(i)(A) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and

(ii)An amount (the “Severance Amount”) equal to two times (2x) the sum of: (A) Executive’s Base Salary in effect immediately prior to Executive’s date of termination  plus (B) the Retention Bonus.  The Severance Amount is to be paid to Executive over the twelve (12) months following the date of termination (the “Severance Period”) payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 9(a)(ii) shall be made following the date of Executive’s termination of employment on the next regularly scheduled payroll date following the delivery by Executive to the Company of the General Release, as defined below, and any other documents or instruments required by the Company to be executed by Executive in standard terminations of employment as determined by the Company’s HR department. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to this Section 9(a)(ii) shall be paid to the Executive’s legal representative.  Notwithstanding any provision herein to the contrary, the Company may elect to pay the Severance Amount in a lump sum up front or in a lump sum as to any balance at any time during the Severance Period subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)Termination on Executive’s Death or Disability.  If Executive’s employment is terminated at any time on the Executive’s Death or Disability, Executive or Executive’s Representatives, as applicable, shall be entitled to:

(i)(A) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and

(ii)An amount (the “Death/Disability Severance Amount”) equal to two times (2x) the Executive’s Base Salary in effect immediately prior to Executive’s date of termination, with such Death/Disability Severance Amount to be paid to Executive over the Severance Period payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made following the date of Executive’s termination of employment on the next regularly scheduled payroll date.  Notwithstanding any provision herein to the contrary, the Company may elect to pay the Death/Disability Severance Amount in a lump sum up front or in a lump sum as to any balance at any time during the Severance Period.

[FOR CEO AGREEMENT ONLY – (ii)  An amount (the “Death/Disability Severance Amount”) equal to one times (1x) the sum of: (A) Executive’s Base Salary in effect immediately prior to Executive’s date of termination  plus (B) the Retention Bonus. The Death/Disability Severance Amount is to be paid to Executive over the Severance Period payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made following the date of Executive’s termination of employment on the next regularly scheduled payroll date.  Notwithstanding any provision herein to the contrary, the Company may elect to pay the Death/Disability Severance Amount in a lump sum up front or in a lump sum as to any balance at any time during the Severance Period.]

(c)Other Terminations.  If the Executive’s employment is terminated for any reason other than (i) by the Company without Cause, (ii) on a Change of Control or (iii) on the Executive’s Death or Disability, Executive shall be entitled to receive only the payments and benefits described under Section 9(a)(i) of this Agreement.

(d)Conditions to Payment.  All payments and benefits due to Executive under  Section 9(a)(ii) shall be payable only if Executive executes and delivers to the Company a general release of claims in a form acceptable to the Company (the “General Release”). Failure to timely execute and return such General Release shall be a waiver by Executive of Executive’s right to severance  (which, for the avoidance of doubt, shall not include any amounts described in Section 9(a)(i) of this Agreement).  In addition, any severance payments shall be conditioned on Executive’s compliance with Section 10 of this Agreement, and on Executive’s continued compliance with Section 11 and Section 12 of this Agreement as provided in Section 13 below.

(e)No Other Severance.  Executive hereby acknowledges and agrees that, other than (i) the severance payments described in this Section 9,  (ii) Executive’s entitlement to participate in the Company’s Benefit Plans that provide health insurance to Company employees as set forth in Section 7 above and/or Executive’s entitlement to participate in Legacy Retiree Programs as set forth in Section 7 above, and (iii) Executive’s entitlement to participate in the MIP, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.  Notwithstanding any provision of this Section 9(e) to the contrary, Executive shall be entitled to Executive’s vested account in any Company retirement plan, including but not limited to the Company’s 401(K) Profit Sharing Plan and Trust, on Executive’s termination of employment.

10.Return of Company Property.  Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates.

11.Confidentiality; Non-Solicitation; Non-Competition.

(a)Confidential and Proprietary Information.  Executive agrees that all materials and items produced or developed by Executive for the Company or any of its Affiliates, or obtained by Executive from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates.  Executive acknowledges that Executive will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following:  business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to tenants, occupants, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”).  During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder.  In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information; provided, that the provisions of this Section 11(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 11(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b)Permitted Disclosure.  This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law.  Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.  All disclosures permitted under this Section 11(b) are herein referred to as “Permitted Disclosures.”  Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

(c)Non-Solicitation. Except as provided below in this Section 11(c), Executive agrees that during the Restricted Period (defined below), the Executive will not, without written consent of the Company, directly or indirectly, solicit, recruit, induce or encourage to leave employment or association with the Company or a subsidiary, or to become employed by, become associated with or consult for, any Person other than the Company or a subsidiary, or to hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or a subsidiary at any time during the Restricted Period or the one-year period preceding the Restricted Period, or directly or indirectly, solicit or accept business from, any Person who is a customer, client or supplier of the Company or a subsidiary, with whom Executive has had, or employees reporting to Executive have had, personal contact or dealings on behalf of the Company during the one-year period preceding the Restricted Period, or induce or encourage any such Person to cease to engage the services of the Company or a subsidiary in order to use the services of any Person that competes with a business of the Company or a subsidiary.  “Restricted Period” means the period beginning on the date of this Agreement and ending on the one-year anniversary of the date on which the Executive’s employment is terminated. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.  “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.  Notwithstanding any provision of this Section 11(c) to the contrary, the restrictions of this Section 11(c) shall not apply if the Executive was terminated during the Term of this Agreement by the Company without Cause.

(d)Non-Competition.  Except as provided below in this Section 11(d), Executive agrees that during the Restricted Period, the Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in Competing Business in any state of the United States of America in which the Company or a subsidiary did business during the Executive’s service, or any other jurisdiction in which the Company engages in business or derives a material portion of its revenues, or where the Company has plans to commence business activities. “Competing Business” means any business engaged in by the Company on the date of Executive’s termination or any business activity in which the Company has substantive plans to engage as of the date of Executive’s termination. Notwithstanding any provision of this Section 11(d) to the contrary, the restrictions of this Section 11(d) shall not apply if the Executive was terminated during the Term of this Agreement by the Company without Cause.

(e)Nondisparagement.  Executive agrees that Executive shall refrain at all times from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of the Company under this provision  Nothing in this Section 11(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 11(b) above.

(f)Tolling.  In the event of any violation of the provisions of this Section 11, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

12.Cooperation.  From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.  In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  Nothing in this Section 12 shall limit Executive’s right to make Permitted Disclosures as provided in Section 11(b) above.

13.Injunctive Relief and Specific Performance.  Executive understands and agrees that Executive’s covenants under Sections 10, 11 and 12 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 10, 11, or 12 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections.  Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Chattanooga, Tennessee to enforce the provisions of Sections 10, 11 and/or 12 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated.  Additionally, in the event of a breach or threatened breach by Executive of Section 11, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 9(a)(ii) hereunder.  Executive also recognizes that the territorial, time and scope limitations set forth in Section 11 are reasonable and are properly required for the protection of the Company and its Affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

14.Miscellaneous.

(a)Any notice provided for in this Agreement (“Notice(s)”) shall be in writing and either (i) personally delivered, (ii) sent by a nationally recognized overnight courier delivery service, (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office, (iv) sent via telefax transmission or (v) sent via electronic mail.  If personally delivered, then Notices shall be effective when received as evidenced by affidavit of the person or entity making such delivery; if sent by overnight courier delivery service then Notices shall be deemed to have been received by the addressee on the next business day following the date so sent; if mailed, then Notices or other communication shall be deemed to have been received by the addressee on the date received as evidenced by the return receipt; if sent via telefax transmission, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender; and if sent via electronic mail, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender.  The inability to make delivery because of changed address of which no notice was given or by reason of rejection or refusal to accept delivery of any Notice shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.

The addresses of the parties for Notices hereunder shall be as follows:

If to the Company:

CBL & Associates Management, Inc

CBL & Associates Properties, Inc.

2030 Hamilton Place Boulevard

Suite 500, CBL Center

Chattanooga, TN 37421

Attn: HR Department

Email:  HR.Department@cblproperties.com

If to Executive:

_________________________

_________________________

_________________________

Email:  __________________

A party may change its/hers/his notice address at any time by providing written notice thereof to the other party.

(b)This Agreement is personal to the Executive and shall not be assigned by the Executive.  Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c)This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof. [FOR CEO ONLY – The Company and Executive hereby agree and acknowledge that the certain Employment Agreement between the Company and Executive dated November 3, 1993 is hereby terminated and of no further force and effect] [FOR CLO ONLY – the Company and Executive hereby agree and acknowledge that the Employment Terms set forth in that certain Resolution adopted by the Board of Directors of the Company on April 2, 2012 are hereby terminated and of no further force and effect.]  Notwithstanding the foregoing, this Agreement shall not supersede (i) the Bonus Retention Agreement; (ii) the MIP; (iii) any indemnification agreement between the Company and Executive through which the Executive is provided an indemnity by the Company for claims or actions against Executive in Executive’s capacity as an executive officer of the Company;  or (iv) any bonus or compensation arrangements implemented by the Company after the Effective Date.

(d)No amendment, modification or waiver of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.  If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f)Notwithstanding anything to the contrary in this Agreement:

(i)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company, any of its affiliates, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(h)The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(i)The covenants and obligations of the Company under Sections 7, 9 and 12, hereof, and the covenants and obligations of Executive under Sections 9, 10, 11 and, 12 hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement for the period of time specified in this Agreement or for the period of time until the expiration of the applicable statute of limitations if no expiration is specifically stated herein.

(j)This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument.  To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CBL & ASSOCIATES MANAGEMENT, INC.

By:________________________________

By:
Title:

EXECUTIVE

___________________________________

Name:

Exhibit A

RETENTION BONUS AGREEMENT

[not included in this form]

15